Exhibit 99.1

  First Investors Reports Improved Second Quarter Earnings and Increases Stock
                                Repurchase Plan

    HOUSTON, Dec. 9 /PRNewswire-FirstCall/ -- First Investors Financial Services (OTC Pink Sheets: FIFS) has reported net income of $216,070 or $.04 per share for the three months ended October 31, 2004 and $303,023 or $.06 per share for the six months ended October 31, 2004. This compares to the $187,805 or $0.04 per share and $407,884 or $0.08 per share reported for the three and six month periods ended October 31, 2003, respectively. Net income for each period was negatively affected by unrealized losses on interest rate derivative positions. Adjusting for these losses, net income for the three and six months ended October 31, 2004, would have been $324,082 and $453,997 respectively. This compares to net income after adjustment for the comparable 2003 periods of $282,462 and $411,890, respectively. During the three months ended October 31, 2004, the Company benefited from a lower provision for loan losses, a lower cost of funds and increased fee income from collections and loan originations, which was partially offset by lower interest revenue and lower servicing revenue.
    The Company also announced that it has repurchased 259,400 shares of stock at a weighted average purchase price of $4.28 share under its recently expanded share repurchase plan, including 258,500 shares which were repurchased subsequent to October 31, 2004. Following these repurchases, $385,637 remained under the $1.5 million increase in the share repurchase plan approved by the Company in September 2004. Consequently, the Board of Directors also announced that it has further amended its Share Repurchase Plan to increase the size by $1 million which establishes $1,385,637 in availability to repurchase common stock in either open market or privately negotiated transactions. The timing, price and quantity of any future purchases will be at the discretion of the Company and will be based on a variety of factors including stock price and other market and economic conditions. Since inception, 842,800 shares or 15.1 % of the outstanding stock has been repurchased.
    On November 19, 2004, the Company announced that it received a letter from Nasdaq dated November 16, 2004, indicating that Nasdaq is reviewing the Company's eligibility for continued listing on The Nasdaq National Market as a consequence of failure to meet the minimum 400 round lot shareholder requirement of Marketplace Rule 4450(a)(4). In the letter Nasdaq states that First Investors has until December 1, 2004, to provide an acceptable plan to regain compliance or the staff will initiate delisting of First Investors' common stock. Also announced at the time was the Board of Director's decision not to take remedial action to increase the number of beneficial holders. As a result, the common stock of the Company was de-listed from the Nasdaq National Market on December 1, 2004 and now trades in the over-the-counter bulletin board market.
    For the six months ended October 31, 2004, First Investors' portfolio of receivables held for investment, net increased 5.2% to $220.7 million. For the six months ended October 31, 2004, the Company reported new origination volume of $65.3 million, which represents an increase of 26.3% over the $51.7 million originated during the prior year period. Net interest income decreased 14.3% during the three and six months ended October 31, 2004, due to a decline in average receivables outstanding and a decline in effective yields due to an increase in receivables originated directly to consumers which typically carry lower interest rates. Total operating expenses were essentially flat during the three month and six month periods, respectively as costs associated with the increase in origination volume were offset by declining costs associated with a reduction in the total managed portfolio. The delinquency rate by dollars of delinquent accounts decreased from 3.2% at October 31, 2003 to 2.6% at October 31, 2004. This is attributable to significantly better default performance on more recent vintage receivables and higher recovery rates on repossessed collateral. The annualized charge-off rate for the six months ended October 31, 2004, decreased to 4.6% compared to 5.9% for the six months ended October 31, 2003, reflecting lower repossession rates and higher recovery rates for the 2004 period.
    Tommy A. Moore, Jr., President and CEO, stated, "We continue to see positive year over year increases in profitability assisted by improving origination volumes. Our origination volume during the second quarter was the highest in over four years and is being driven largely by our increased focus on our direct lending segment. We also continue to be very pleased with our overall delinquency rates and the performance of our loans originated during the past two years which comprises a growing percentage of our overall portfolio. Our annualized net charge-off rate decreased significantly year-over-year and we expect continued improvements over the course of fiscal year 2005 and into 2006 based on our static pool trends and the quality of our new originations."
    First Investors is a specialized consumer finance company engaged in the origination and retention of automobile finance receivables originated from franchised automobile dealers and directly through consumers from the sale or refinance of new and late-model used vehicles. The Company is headquartered in Houston, Texas and operates in 30 states.
    The statements contained in this release, which are not historical statements of fact, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve a number of risks and uncertainties. The actual results of future events could differ materially from those stated in any forward-looking statements herein.

First Investors Financial Services Group, Inc.
Condensed Consolidated Statements of Operations and Selected Data
(Unaudited)
Dollars in thousands, except per share data

                                       For the                 For the
                                  Three Months Ended       Six Months Ended
                                      October 31,             October 31,
                                    2004       2003         2004       2003


    Interest Income              $  7,001   $  7,924     $ 13,953   $ 15,994
    Interest Expense                1,829      1,889        3,605      3,907
    Net Interest Income             5,172      6,035       10,348     12,087
    Provision for Credit Losses     2,442      3,270        4,885      6,662
    Income after Provision
     for Credit Losses              2,730      2,765        5,463      5,425
    Servicing Revenue                 905      1,224        1,875      2,498
    Late fees and Other income      1,206        469        1,837        849
    Income from investment            176        297          370        544
    Other interest income              92        138          166        186
    Unrealized (Loss)/Gain on
     Interest Rate Derivative
     Positions                       (170)      (149)        (238)        (6)
    Total other income              2,209      1,979        4,010      4,071
    Total Costs and Expenses        4,599      4,450        8,996      8,865
    Income (Loss) before
     Provision for Income Taxes
     and Minority Interest            340        294          477        631
    Provision for Income Taxes
     (Benefits)                       124        108          174        234
    Minority Interest                 ---         (2)         ---        (11)
    Net Income (Loss)            $    216   $    188     $    303   $    408

    Basic and Diluted
     Net Income (Loss) Per
      Common Share               $   0.04   $   0.04     $   0.06   $   0.08


    Other Operating Data

    Average Principal Balance
     of Receivables Held for
     Investment                  $211,909   $225,452     $209,670   $226,395
    Total Managed Receivables                             455,241    570,647
    Originations Volume            37,281     22,543       65,284     51,744
    Effective Yield on
     Receivables Held for
     Investment                      13.2%      14.0%        13.3%      14.1%
    Average Cost of Debt              3.5%       3.3%         3.5%       3.4%
    Weighted Average Number
     of Diluted Shares
     Outstanding (in thousands)     5,071      5,084        5,109      5,077


                                 October 31, April 30,
                                    2004       2004
    Financial Position

    Cash and Short-Term
     Investments                 $ 21,717   $ 21,055
    Receivables Held for
     Investment, Net              220,737    209,777
    Receivables Acquired for
     Investment, Net                  819      1,190
    Assets Held for Sale              705        851
    Total Assets                  257,513    245,756
    Total Debt                    226,594    216,185
    Total Other Liabilities         3,316      2,267
    Total Liabilities             229,910    218,452
    Total Shareholders' Equity     27,603     27,304
    Shareholders' Equity per
     Common Share                    5.52       5.46



                                  As of or     As of or
                                For the Six  For the Six
                                Months Ended Months Ended
                                    Oct 31,     Oct 31,
    Credit Quality Data              2004        2003

    Receivables Held for Investment:
        30 + days past due
          Number of Loans             3.5%        4.3%
          $ Amount                    2.6%        3.2%
        Net Charge-offs as a % of
         average receivables          4.6%        5.9%
        Net Charge-offs for the
         period ending            $ 4,773     $ 6,695

SOURCE  First Investors Financial Services
    -0-                             12/09/2004
    /CONTACT: Bennie H. Duck of First Investors Financial Services, +1-713-977-2600/
    (FIFS)

CO:  First Investors Financial Services
ST:  Texas
IN:  FIN OTC
SU:  ERN